Exhibit 10.23

AMENDMENT NUMBER 1

CW2410095

This Amendment Number 1, CW2410095 (“Amendment”) is made and entered into this July 31, 2016 (the “Effective Date”) between AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. (“Amexco” or “AXP”) and COMPOSECURE, LLC., a Delaware limited liability company (“Service Provider”) with reference to the following:

A.	Amexco and Service Provider entered into a Master Services Agreement, CW139362 (“Agreement”) for lamination and fabrication of the Centurion card executed by the parties on or about August 1, 2004; and

B.	Amexco and Service Provider wish to amend certain of their understandings as set forth in the Agreement, specifically to address modifying the Agreement to comply with current AXP terms and conditions.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the parties agree as follows:

1.	AMENDED TERM(S)

A.	Service Provider’s address shall be changed to 500 Memorial Drive, Somerset, NJ 08873

B.	Section 6.2, Invoice shall be replaced in its entirety with the following:

Payment Method. Unless other payment terms are specified in a Schedule, Service Provider will invoice AXP monthly in arrears, after receipt of AXP’s written acceptance of the applicable Deliverables performed. Payment of invoices by AXP to Service Provider will be made via ACH transfer, or other method as the parties may mutually agree from time to time. Service Provider will submit invoices in accordance with such method as AXP reasonably directs and any expenditure related thereto will be borne solely by Service Provider. AXP disclaims all liability associated with any errors, omissions or system failures associated with its invoice submission method. Payment Timing. Unless otherwise specified in a Schedule, all invoices, except for amounts disputed in good faith by AXP, will be payable within sixty (60) days of AXP’s receipt of a properly submitted invoice. No Cash Payments. No requests for cash payments shall be accepted. Direct Payment. All payments to Service Provider shall be payable to Service Provider in the country where it resides or where the work is performed, not to third parties or different countries.

C.	Section 9.1, Term shall be replaced in its entirety with the following:

Term. This Agreement will commence as of the Effective Date and will expire on August 1, 2018 (the “Initial Term”). In the event of any termination hereunder, AXP will pay Service Provider at the agreed-upon rates for Services performed up to the effective date of termination, subject to a refund of any unearned, prepaid fees, but will not be liable for any other termination-related charges.

Agreement Renewal and Expiration. AXP may renew the Agreement for two (2) additional one (1) year renewal terms (each one (1) year term a “Renewal Term”) upon five (5) days’ notice to Service Provider prior to the expiration of the Initial Term or the first Renewal Term. The Initial Term, together with any Renewal Terms, shall be referred to as the “Term”. If AXP elects to renew this Agreement, this Agreement shall renew in accordance with the terms and conditions of the Agreement and Schedules including amendments to such agreements thereof. If AXP does not provide Service Provider with notice pursuant to this Section of its desire to renew this Agreement, this Agreement shall expire.

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D.         Section 14.6, Records Retention shall be replaced in its entirety with the following:

14.6       Records Retention.

Service Provider shall have a documented Records Retention Process and shall provide it to AXP within one (1) week of AXP’s request. Periodically, AXP will conduct reviews to evaluate Service Provider’s adherence to this Section 14.6 and/or Exhibit 8 (“Records Retention Schedule”). Records stored off-site shall only be stored in facilities designed for records storage and that are listed on the AXP approved vendors list. Service Providers are responsible for the retention of Records pertaining to the subject of a Legal Hold and continuing this retention until the AXP General Counsel’s Office provides written notice that the Legal Hold has been lifted. Legal Holds may also apply to information that falls outside the definition of “Records,” including electronically stored information and documents that may be potentially relevant but do not qualify as Records. Such information must also be retained for the duration of the Legal Hold as determined by the General Counsel’s Office. Unless otherwise instructed in the Records Retention Schedule, Service Provider shall destroy Records upon expiration of the Records Retention Period as specified in Exhibit 8. Service Provider shall destroy Records within no more than thirty (30) days after expiration of the Retention Period.

14.6.1        Administrative/Legal Record Retention Requirements: Service Provider shall retain any records not listed in Exhibit 8 that relate to this Agreement or the Services (“Administrative/Legal Records”) until the later of: (a) seven (7) years after expiration or termination of this Agreement; (b) all pending matters relating to this Agreement (e.g., disputes) are closed; or (c) any retention requirements under applicable law, regulation, or audit, Service Provider shall retain and maintain the records, documents, electronic files, and other supporting information required to: (i) address and resolve legal disputes or lawsuits, (ii) comply with any legal, regulatory, or government related reporting or law and (iii) to meet AXP’s audit rights under this Agreement, etc. All administrative and legal records, documents, electronic files, and other information requested by AXP shall be made available to AXP by Service Provider within twenty-four (24) hours of AXP’s request, at no additional charge to AXP.

14.6.2        Operational Record Retention Requirements: In addition to the record retention requirements specified in Section 14.1, Service Provider shall retain records that are required to manage the Services in accordance with the Agreement and to satisfy legal and regulatory authorities (collectively “Operational Records”) as specified in Exhibit 8 until the later of: (a) the Retention Periods specified in Exhibit 8; or (b) the Retention Periods in Section 14.6 (b) or (c), Service Provider shall retain and maintain Operational Records, documents, electronic files, and other supporting information as specified in Exhibit 8 to: (i) document the Services activities, and Fees paid or payable by AXP to Service Provider, (ii) generate any reports related to the Services being provided, and (iii) to meet AXP’s business related audit rights under this Agreement, etc. In the event of a conflict between Records Retention Period requirements and those specified in Exhibit 8, the Retention Periods mandated by any law or regulation shall take precedence.

Service Provider shall retain Operational Records in the manner in which AXP and/or state or federal regulations require. The manner in which records may be retained include: paper documents, electronic files generated by software, databases or other electronic systems, photographic or copies, micro-process, magnetic, or electronic media, faxes, emails, websites or web based applications, or by any system or process that accurately reproduces an actual Operational Record related to Exhibit 8. Service Provider shall document the process for tracking and retrieving Operational Records and will make the process available to AXP upon request.

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AXP may add or modify retention requirements for Operational Records on a periodic basis to comply with compliance and/or regulatory requirements or to coincide with evolving business requirements. AXP may introduce such changes via an amendment to the Agreement. All Operational Records, documents, electronic files, and other information requested by AXP shall be made available to AXP by Service Provider within one (1) week of AXP’s request, at no additional charge to AXP.

14.6.2.1       Incentive Records: If applicable, during the term of this Agreement and for the period specified in this Section 14.6 (Administrative/Legal Record Retention Requirements) thereafter, Service Provider agrees to make available to AXP, as AXP may request from time to time, accurate records relating to the incentive award program executed under this Agreement, including the criteria for achieving the incentives, evidence of achievement of the incentives, receipt of payments, and such other information as may be reasonably requested by AXP.

14.6.3       Definitions:

Records: Any Administrative/Legal Records and/or Operational Records (singularly or collectively “Records”) created or maintained for use at a later time, including paper, microfilm, microfiche, photograph, map, computer disk or tape, software, video, or other recorded information originated or received by the Service Provider on behalf of AXP in the conduct of its business operations and activities in the process of providing the Services under this Agreement.

Retention Period: The period of time required to retain the Record(s).

Retention Event: The event upon which the Retention Period is calculated. The Retention Event triggers the start of a record’s Retention Period.

E.       The Exhibits to the Agreement shall be supplemented with the attached EXHIBIT 8, RECORDS RETENTION SCHEDULE.

F.       Section 14, General shall be supplemented with the following:

14.17       Risk Program Management. Service Provider acknowledges that in connection with AXP entering into this Agreement or a Schedule, AXP may through its “Third Party Lifecycle Management Program” (or successor program) which aims to manage various risks (including strategic, reputational, security, privacy, consumer protection, compliance, and other risks) related to third-party arrangements, request certain information and materials from Service Provider for the purposes of performing due diligence on Service Provider. To the extent AXP executes this Agreement or a Service Agreement prior to receipt of all requested information, then unless the Parties otherwise agree in writing, Service Provider shall within sixty (60) days of the execution of this Agreement or a Service Agreement, provide all information and materials for which requests are outstanding.

G.       Exhibit 4, Business Continuity Requirements shall be supplemented with the following:

Service Provider must provide a Post Incident Report (“PIR”) to AXP within 5 business days after the Business Continuity Plan has been invoked. The PIR shall incorporate, at minimum, the following:

- an executive summary of the event;

- a summary of impacts;

- a summary of process improvement recommendations; and

- a timeline of activities

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H.       The Exhibits to the Agreement shall be supplemented with the attached EXHIBIT 9, DISPUTE RESOLUTION PROCESS.

I.       The Exhibits to the Agreement shall be supplemented with the attached EXHIBIT 10, FOREIGN CORRUPT PRACTICES ACT / ANTI-BRIBERY REQUIREMENTS.

J.       The Exhibits to the Agreement shall be supplemented with the attached EXHIBIT 11, REPORTING.

2.	GENERAL

A.       If there is a conflict between the Agreement and this Amendment, the terms of this Amendment will govern if this Amendment expressly references the provisions of the Agreement with which they are inconsistent.

B.       Except as otherwise modified herein, the capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

C.       Except as amended herein, the remaining terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Service Provider and Amexco have caused this Amendment Number 1, CW2410095 to be executed on their behalf by their duly authorized officers, all as of the date first above-written.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.		COMPOSECURE, LLC

By:	/s/ Jim P Walejko	By:	/s/ Michele Logan

Name:	Jim P Walejko	Name:	Michele Logan
	(Type or print)		(Type or print)

Title:	Category Management Director	Title:	CEO

Date:	September 9, 2016	Date:	September 9, 2016

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